                                                                    EXHIBIT 23.7

       [Letterhead of Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP]


        Consent of Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP (Vestin Fund II, LLC)

We have issued our opinion dated April 19, 2002 for Vestin Fund II, LLC, contained in the Amended Registration Statement and Prospectus. We consent to the use of the aforementioned opinion in the Amended Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Legal Matters."


Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP
Las Vegas, Nevada
April 19, 2002

/s/ Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP